EXHIBIT 10.22
SUDATH PERERA ASSOCIATES
Attorney-at-Law & Notary Public
No. 51, Kassapa Road
Colombo 5.
PRIOR REGISTRATION: Vide Schedule
LEASE AGREEMENT
NO: 438
THIS INDENTURE OF LEASE made and entered into at Colombo in the Republic of Sri Lanka on this Seventeenth (17th ) day of May Two Thousand and Seven (2007)
     BY AND BETWEEN
ORION DEVELOPMENT PVT LTD a Company duly incorporated in Sri Lanka under the Companies Act No. 17 of 1982 bearing Company Registration No N(PVS) 49516 and having its Registered Office at No 752 Baseline Road Colombo 09 in the Democratic Socialist Republic of Sri Lanka (hereinafter referred to as “the Lessor” which term or expression as herein used shall where the context so requires or admits mean and include the said ORION DEVELOPMENT PVT LTD and its Successor or Successors and assigns) ONE PART
AND
VIRTUSA (PRIVATE) LIMITED a Company duly incorporated in the said Republic of Sri Lanka under the Companies Act No 17 of 1982 and having its Registered Office at No 117 Trans Asia Commercial Complex Sir Chittampalam A. Gardiner Mawatha Colombo 2 in the said Republic of Sri Lanka (hereinafter referred to as “the Lessee” which term or expression as herein used shall where the context so requires or admits mean and include the said VIRTUSA (PRIVATE) LIMITED and its Successor or Successors and assigns in tide) of the Other Part.
WHEREAS CEYLON SYNTHETIC TEXTILE MILLS LIMTED is seised and possessed of or otherwise well and sufficiently entitled to all that allotment of land buildings and Premises marked LOT A in said plan No. 1187 dated 27th 29th March 1985 and 01st and 15th April 1985 morefully described in the First schedule hereto bearing Assessment No. 752
(part of)

(part of) situated along Baseline Road together with the rights of way and other rights over the road reservations marked Lot 2 Lot 4 Lot 7 in plan No. 873 dated 06th April 1964 made by S.Singanayagan Licensed Surveyor morefully described in the Second Schedule hereto.
AND WHEREAS the said CEYLON SYNTHETIC TEXTILE MILLS LIMITED entered in to a Lease Agreement bearing No 595 dated 30th March 2007 attested by U.S.N.P.Perera Notary Public Colombo with the Lessor which is a 100% own subsidiary Company of the said CEYLON SYNTHETIC TEXTILE MILLS LIMITED for a period of THIRTY (30) years commencing from 15th March 2007 and ending on 14th March 2037 for IT related business all that allotment of land buildings and Premise bearing Assessment No 752 standing on the said land marked LOT A morefully described in the First Schedule hereto together with the right to use the road reservations marked Lot 2 Lot 4 Lot 7 according to said plan No. 873 morefully described in the Second Schedule hereto.
And the said Lot A in said plan No. 1187 according to a more recent survey plan bearing No. 1969 dated 27th and 29th March 1985 made by P. Sinnathamby Licensed Surveyor is depicted as LOT X and is morefully described in the First Schedule hereto.
AND WHEREAS the Lessor under and by virtue of clause 5 (3) of the said Lease Agreement bearing No. 595 is permitted to sublease the said land and premises morefully described in the First Schedule hereto or any part of portion thereof and the Lessor has agreed with the Lessee to sublease to the lessee the allotment of land buildings and premises marked as X1 and XI1 as shown in the sketch plan dated 19th April 2007 coloured in green and attached to and forming part and parcel of these presents containing an aggregate area of Seventy Eight Thousand one hundred and Seventy Five Square feet (78,175 sq.ft.) inclusive of the proposed mezzanine floor together with the parking area marked as X2 as shown in the sketch plan coloured in orange and containing in extent of Twenty Eight Thousand Square Feet (28,000 sq.ft) together with the rights of way other rights over the common access marked as X10 as shown in the sketch plan coloured in yellow and over Lots 24 and 7 on the said plan No. 873 and the other rights in the Second Schedule hereto fully described (herein after called and referred to as the demised premises) for a period of Five years and Three and a half (3 1/2) months commencing on the 1st day of July 2007 and ending on the 14th day of October 2012 at the monthly rental and subject to the terms and conditions hereinafter set out and contained.
1.	NOW THIS AGREEMENT WITNESSETH that for and in consideration of a sum of RUPEES NINETY FIVE MILLION TWO HUNDRED AND FORTY THREE THOUSAND THREE HUNDRED (Rs.95,243,300/-) being rental deposit payment which shall be held by the Lessor as an interest free refundable deposit to be refunded to the Lessee as herein provided after deducting therefrom all monies due and /or damages if any caused to the demised premises and/or the fixtures and fittings therein or thereto belonging
Whereof/-

whereof and 30% of the said interest free refundable deposit amounting to RUPEES TWENTY EIGHT MILLION FIVE HUNDRED AND SEVENTY TWO THOUSAND NINE HUNDRED AND NINETY (Rs.28,572,990/-) of lawful money of Sri Lanka shall be paid by the Lessee to the Lessor at the execution of these presents (the receipt whereof the Lessor doth hereby admit and acknowledge) and 50% of the said interest free refundable deposit amounting to RUPEES FORTY SEVEN MILLION SIX HUNDRED AND TWENTY ONE THOUSAND SIX HUNDRED AND FIFTY (Rs.47,621,650/-) shall be paid by the Lessee to the Lessor as per the clause 6 (14) stated hereof and the final balance 20% of the said interest free refundable deposit of RUPEES NINETEEN MILLION FORTY EIGHT THOUSAND SIX HUNDRED AND SIXTY (Rs.19,048,660/-) shall be paid after completion of all renovations to be carried out within the rent free period of Three and a half (3 1/2) months in terms of this agreement and in consideration of the covenants provisions and agreements hereinafter contained on the part and on behalf of the Lessee to be observed and performed the Lessor doth hereby let lease and demise unto the Lessee the demised premises together with all and singular the rights and privileges easements servitudes and appurtenances whatsoever to the demised premises belonging or used and enjoyed therewith or reputed or known as part and parcel thereof.

2.	TO HOLD the said demised premises unto and to the use of the Lessee for the term or period of Five (05) Years and Three and a half (3 1/2) months commencing from the First (01st) day of July Two Thousand and Seven (2007) and ending on the Fourteenth (14th) day of October in the year Two Thousand and Twelve (2012)

3.	YIELDING and PAYING therefore unto the said Lessor the sum of RUPEES FOUR HUNDRED AND SEVENTY FIVE MILLION SIX HUNDRED AND FIFTY NINE THOUSAND ONE HUNDRED AND NINETY SIX (Rs.475,659,196/-) (Excluding Government Tax) being the aggregate lease rental for the entire term of Five years and Five months hereby created of lawful money of Sri Lanka to be paid by the Lessee to the Lessor as follows:

(1)	The period of Three and a half (3 1/2) months commencing from the First (1st) day of July Two Thousand and Seven (2007) and ending on the Fourteenth (14th) day of October Two thousand and Seven (2007) shall be free of the payment of lease rental

(2)	The monthly rental of a sum of Rupees Seven Million Two Hundred and Seventy Thousand Two Hundred and Seventy Five (Rs.7, 270,275/-) plus Value added Tax (or the relevant tax at the time) on the monthly rental to be paid on or before the Twentieth (20th) day of each and every month commencing from the 15th day of October 2007 and ending on the 14th day of October 2008.
(3) The monthly/-

(3)	The monthly rental of a sum of Rupees Seven Million Two Hundred and Seventy Thousand Two Hundred and Seventy Five (Rs.7,270,275/-) plus Value added Tax (or the relevant tax at the time) on the monthly rental to be paid on or before the Twentieth (20th) day of each and every month commencing from the 15th day of October 2008 and ending on the 14th day of October 2009

(4)	The monthly rental of a sum of Rupees Eight Million Seventy Thousand and Five (Rs. 8,070,005/-) plus Value added Tax (or the relevant tax at the time) on the monthly rental to be paid on or before the tenth Twentieth (20th) day of each and every month commencing from the 15th day of October 2009 and ending on the 14th day of October 2010.

(5)	The monthly rental of a sum of Rupees Eight Million Seventy Thousand and Five (Rs. 8,070,005/-) plus Value added Tax (or the relevant tax at the time) on the monthly rental to be paid on or before the tenth Twentieth (20th) day of each and every month commencing from the 15th day of October 2010 and ending on the 14th day of October 2011.

(6)	The monthly rental of a sum of Rupees Eight Million Nine Hundred and Fifty Seven Thousand Seven Hundred and Six (Rs.8,957,706/-) plus Value Added Tax (or the relevant tax at the time) shall be set off against the said deposit of 50% set forth in clause 1 hereof at the rate of Rs. 3,968,471 per month and the balance of Rs. 4,989,235 plus Value Added Tax (or the relevant tax at the time) shall be paid as balance monthly rental per month commencing from the 15th day of October 2011 and ending on the 14th day of October 2012

4.	AND the Lessee to the intent and its obligations shall continue throughout the term hereby created doth hereby covenant with the Lessor as follows:-

01.	To pay regularly and punctually the monthly lease rental as aforesaid to the Lessor at Colombo

02.	To pay regularly and punctually at the time of setting the monthly lease rental plus the Tax or the relevant tax at the time as aforesaid to the Lessor at Colombo
03.To pay/-

CRION DEVELOPMENT (PVT) LIMITED
Virtusa (Private) Limited
[-s- ILLEGIBLE]	[-s- ILLEGIBLE]	[-s- ILLEGIBLE]	[-s- ILLEGIBLE]
Director	Director	Director	Director
[-s- ILLEGIBLE]
NOTARY PUBLIC

03.	To pay and settle regularly and punctually all meter charges of electricity utilized by Lessee for their UPS and for the Service equipments including Lift Air condition units Light fittings Water pumps Fire protection unit, B.M.S. Components water bills and telephone bills and other charges to the respective authorities on account of electricity and Water consumed and telephone calls taken in the said demised premises during the continuance of the lease hereby created and shall forward receipts of such payments quarterly to the Lessor.

04.	To use the said demised premises for the sole purpose of IT related business of the lessee subject however to the provisions of the clause 4(9) hereof

05.	Subject to the provisions of the clause 5 (5) and (6) hereof not to hold the Lessor liable in any way whatsoever for failure to provide or damage caused to the Lessee by the unavailability of electricity and water to the demised premises

06.	Not to permit any act of commission or omission which would create a nuisance to tenants or occupiers of the neighbouring buildings

07.	The Lessee shall attend to all minor repairs per item of the demised premises (other than structural and external repairs) not exceeding a sum of Rupees Five Thousand (Rs.5,000/-) of lawful money of Sri Lanka per month

08.	Not to store chemicals inflammable liquids acetylene gas or alcohol or butyl or explosive oils compounds or substances upon the demised premises or use any such substances or fluids in the demised premises (other than domestic LPG cylinders for cooking or preparation of tea and other beverages) for any purpose other than for the specified use of the demised premises approved by the Lessor or its Agent/s and to be responsible for any accident or damage that may occur due to any unauthorized storage and to pay the total cost of the loss or damage caused within 14 days of its occurrence

09.	Not to sub-lease sub-let demise or in any manner the said demised premises or any part or portion thereof other than to a subsidiary company of the Lessee for any IT related business without the prior written consent of the Lessor. However the consent of the Lessor shall not be unreasonablywithheld or delayed.

10.	To keep the demised premises and every part or portion thereof including the fixtures fittings and all other service equipments/ instrument at the demised premises in good and proper order and condition and in the event of any damage being caused by the wilful or negligent act of the Lessee the Lessee shall make good of such damage ordinary wear and tear excepted provided that the maintenance of the same should be carried out by the Lessor as herein provided.
11.To/-

11.	To keep the said demised premises in a clean and sanitary state order and condition in conformity with the rules and conditions of the local authority.

12.	To permit the Lessor or its agents at all reasonable hours of the day convenient to the Lessee to visit and inspect the condition of the demised premises after Lessor giving prior written notice of twenty four (24) hours thereof to the Lessee.

13.	Not to cut damage in any way or suffer to be cut or damage in any way the roof floor walls windows doors or any other part of the demised premises

14.	Subject to clause 4(13) the Lessee shall be entitled to effect all necessary repairs alterations additions of a non permanent nature to suit the running of its IT office and to effect necessary wiring for purposes of telephone extensions, net working and electrical requirements of the Lessee’s Business.

15.	The Lessee shall throughout the lease period be responsible for insuring its own property against all losses or damages by fire malicious damage tempest riot and civil commotion and other risks and the lessor shall not be liable or be oblige to make good any loss or damage caused hereto or to replace the same

16.	To conform to all terms and conditions in the Fire Insurance Policy or policies in respect of the demised premises and not to do or cause to be done an act or thing whereby the policy or policies effected by the Lessor shall become vitiated or payment of moneys due thereon refused or the premium thereto increased and in such events to pay to the Lessor on demand all such sums paid by way of increased premium in consequence of the breach or non observance of this covenant.

17.	The Lessee shall appoint a fit and proper responsible person from the Lessee company for the purpose of correspondence with the Lessor

18.	The Elevators (Lifts) of the said demised premises shall be used by the Lessee and its clients, visitors, agents, employees, and workers and the electricity charges for operating the said lift shall be borne by the Lessee and the periodical service and overhaul of the said lifts shall be at the cost of the Lessor as per clause 5(10) hereof.

19.	Janitorial services shall other than general maintenance as per clause 5 (14) hereof be organised by the Lessee at its own expense.

20.	At the end of the term hereby created or at sooner determination thereof the Lessee shall hand over the Lessor quiet vacant and peaceful possession of the said demised premises in good order and condition reasonable wear and tear excepted and the Lessee shall be liable to replace the damages caused (if any) in removing the improvements partitions etc of the demised premises.
5. AND/-

5.	AND the Lessor to the intent and its obligations shall continue throughout the term hereby created doth hereby covenant with the Lessee as follows :-

1.	To permit the Lessee and its aforewritten to occupy the said demised premises during the term hereby created without any obstruction hindrance and/or interruption either by Lessor or by any person lawfully claiming any right under the lease Agreement and to warrant and defend the title to the demised premises and to indemnify and keep the lessee indemnified and saved harmless at all times from all claims demands costs damages losses which may be incurred or suffered by the lessee arising out of the title to the demised premises being defective.

2.	To pay and discharge or cause to be paid and discharged the existing rates and taxes due in respect of the said demised premises and duly pay all lease rentals and other charges in respect of the lease Agreement No. 595 and to comply with all the terms and conditions therein contained during the continuance of the Lease Agreement hereof and shall and will hold the Lessee and its aforewritten freed and indemnified and discharged from the payment of same and incurred in respect thereof.

3.	In the event the Lessor obtains a mortgage during these presents on the land morefully described in the Schedule hereto and on the said demised premises the Lessor shall pay all instalments of principal and interest due under such mortgage bond and shall ensure that all instalments of principal and interest in respect of any existing mortgages in respect of the demised premises are paid on the due dates without delay as provided in such bonds and keep the Lessee freed and indemnified from any claims damages actions and losses arising there from.

4.	A new access 25 feet wide capable of accommodating motor vehicles as shown in blue dotted lines on plan number 1028 dated 15th September 1970 made by K. K. Thirunavukarasu licensed surveyor shall be duly provided by the Lessor to the Lessee as COMMON ACCESS to the demised premises and the entire premises of the Lessor prior to the completion of the said rent free period of 3 1/2 months set forth in clause 3 (1) hereof from the date of execution of this Agreement. A temporary wall shall be constructed adjacent to this access and any modifications needed to improve the appearance of buildings etc. along this access shall be done by the Lessor at its cost. On completion of this new access and due grant thereof to the Lessee the Lessee shall use only this new common access and not any other road ways as it’s common access to the said demised premises provided that such new access shall be free of any obstruction for the unimpeded use thereof by the Lessee. In the event of the Lessor requiring to construct a commercial building on the property marked as Lot 3 referred to in Plan No. 1028 of the Lessor which requires an amendment to the said new access, the Lessee shall use the alternative common access 25 feet wide capable of accommodating motor vehicles as shown in red dotted lines on the said Plan number 1028 over which the Lessee has been granted a right of way
and

and other rights in this agreement subject to the compliance by the Lessor of the following conditions;
i.	The said alternative common access is mutually beneficial to the Lessor and the Lessee

ii.	the said alternative common access shall not be used by any industrial vehicles other than those vehicles mutually agreed

iii.	The said alternative access and its surroundings shall be upgraded and landscaped so as to be similar to the said new access provided further that the said new access or the said alternative access shall provide full and unimpeded access to the Lessor without any obstruction or disturbance whatsoever and on mutual agreement between the parties hereto the Lessor shall convey the right of way and other rights over the said new access/ alternative access by way of a supplement to this lease agreement in lieu of the right of way and other rights granted to the Lessee under this agreement. In the event the alternative common access shown in red dotted lines on the said plan number 1028 is granted to use by the Lessee by the Lessor the Lessee shall cease the use of new access shown in blue dotted lines on plan number 1028 granted to the Lessee under this agreement.

5.	Prior to the completion of the said rent free period of 3 1/2 months the Lessor shall provide electricity from the substation of the Lessor to cover the requirement of the Lessees equipment (maximum 900 KVA) plus other equipment and lighting at the demised premises which the Lessor confirms will amount to Nine Hundred and Twenty (920) KVA as per the existing plan.

6.	Prior to the completion of the said rent free period of 3 1/2 months the Lessor shall provide a standby generator at its cost to meet contingencies in the event of shortage or failure of power supply as provided in clause 5(5).Required diesel to run the Generators shall be supplied by the Lessee at their cost and the periodical service and overhaul of the said generators shall be at the cost of the Lessor.

7.	In addition a Diesel storage tank to store fuel for a minimum of ten days shall be provided at the cost of the Lessor.
8. The

ORION DEVELOPMENT (PVT) LIMITED
Virtusa (Private) limited
[-s- ILLEGIBLE]	[-s- ILLEGIBLE]	[-s- ILLEGIBLE]	[-s- ILLEGIBLE]
Director	Director	Director	Director
[-s- ILLEGIBLE]
NOTARY PUBLIC

8.	The buildings of the demised premises shall be air conditioned at the cost of the Lessor prior to the completion of the said rent free period of 3 1/2 months and all related equipment shall be maintained by the Lessor during the term herein granted.

9.	A sprinkler system for fire protection of the demised premises shall be provided at the cost of the Lessor prior to the completion of the said rent free period and maintained by the Lessor

10.	The two (2) elevators at the demised premises shall be replaced and maintained by the Lessor prior to the completion of the said rent free period of 3 1/2 months and maintained by the Lessor provided however one (1) elevator shall always be functional during such work for use by the Lessee.

11.	The Lessor shall at the Lessor cost and with no charge to the Lessee provide the Lessee with space for covered parking of 120 cars in the adjacent building coloured in orange on the sketch plan marked as X2 and 40 parking slots near the demised building prior to the completion of the said rent free period. It is further agreed in the^event the Lessor intends to develop the building coloured in orange on the sketch plan marked as X2 herein contained and the Lessor undertakes to provide a similar alternative car park in the same/adjacent premises during such development period.

12.	On the request of the Lessee the Lessor agrees to develop within a period of two years from the date of commencement of this lease a further minimum of 160,000 Square Feet of available buildings along with space for car parking at the rate not exceeding of Rs.135/- per Square Foot. And the Lessor and the Lessee shall enter in to a fresh lease agreement as per new terms and conditions mutually discussed and agreed by both parties in respect of the said 160,000 Square Feet.

13.	Landscaping shall be done by the Lessor at the cost of the Lessor prior to the completion of said rent free period of Three and a half (3 1/2) months

14.	General maintenance and upkeep of the buildings and building maintenance & services shall be done by the Lessor at the cost of the Lessor.

15.	Roadways access ways and adjacent areas of the demised premises shall be maintained by the Lessor at the cost of the Lessor.

16.	The Lessor shall at its cost and within the said rent free period of 3 1/2 months from the date of commencement of the lease herein granted carry out external upgrading of the demised premises with cladding (opening and glazing) of the said demised premises and the said demised premises shall be upgraded internally at the cost of the Lessor with suspended ceilings fluorescent lights fittings painting of the entire building refitting of the doors and windows, carpeting and tiling and fitting of bathrooms and hygienic facilities according to the specifications previously agreed by the Lessor and the Lessee.
17. To/-

17.	To insure and keep insured at the cost of the Lessor the demised premises during the currency of this lease to its full insurable value against any loss or damage by fire lighting storm tempest explosion and civil commotion terrorism malicious damage riots and strikes and such other or similar causes or contingencies with the Sri Lanka Insurance Corporation Ltd or the National Insurance Corporation Ltd or any other Company or Corporation carrying on the business of insurance and regularly and punctually pay all the premium necessary for effecting or keeping in force such insurance and in the event of any loss or damage by any of the aforesaid agencies all sums of money received or recovered by the Lessor by virtue of such insurance shall be paid out and expended in rebuilding or reinstating the demised premises

18.	Both parties shall appoint a fit and proper responsible person from its Company for the purpose of correspondence with each party

19	On expiration of the lease hereby created or sooner determination the Lessor shall refund and repay to the Lessee 40% of the remaining interest free refundable deposit upon the Lessee surrendering the demised premises to the Lessor in good order repair and condition reasonable wear and tear excepted and remainder of the refundable deposit shall be refunded and repaid to the Lessee within 4 weeks of the Lessee surrendering the demised premises after deducting from the said deposit the sum total of any loss or damage that may have been caused by the Lessee to the demised premises or to its fixtures and fittings

6.	PROVIDED ALWAYS and it is hereby mutually agreed and declared between the Lessor and the Lessee as follows:-

1	The Lessor shall grant the Lessee peaceful vacant possession of the demised premises on the First day of July 2007 provided however the Lessor and its workmen shall be permitted by the Lessee to carry out the renovations and improvements without any interferences and hindrances to the demised premises as to enable the Lessor to comply with the provisions pertaining to the said renovations and improvements as set forth in this agreement

2.	The Lessee shall allow the Lessors identified workmen / servicemen to enter in to the demised premises at a mutually agreed time to carry out the necessary services and maintenance.

3	The Lessor and the Lessee agree that if the Lessor completes the renovation of part of the demised premises as agreed prior to the expiry of the said rent free period of 3 1/2 months and informs the Lessee that part of the building is ready the Lessee shall if it considers feasible commence business operations in the partially completed building and shall pay the lease rental proportionately to the square foot area that is being occupied by the Lessee. Provided further that the obligation of the Lessor to complete the entire building in terms of clause 5(16) and 6 (5) hereof during the said rent free period of 3 1/2 months shall continue to be valid and applicable to the Lessor.
To/

4.	To permit the Lessee at its own cost to erect display affix or exhibit on or to the exterior of the demised premises a name board of reasonable dimensions with or without illumination containing the name of the Lessee and the Lessee shall remove all such additions without causing damages to the demised premises on the termination of the agreement and on such removal of the additions any damages caused to the premises shall be settled by the Lessee to the Lessor

5.	If at the expiration of the term hereby created or sooner determination, the Lessee fails or otherwise neglects to peaceably surrender and yield up unto the Lessor the said demised premises the Lessee shall be liable to pay the Lessor RUPEES THREE HUNDRED AND FIFTY THOUSAND (Rs.350,000/=) per day as liquidated damages until such quiet and vacant possession is given to the Lessor

6.	At the cost and expense of the Lessor and within the said rent free period of 3 1/2 months from the date of commencement of the lease herein granted the demised premises shall be upgraded externally with cladding and glazing and in addition internally with:
a .	Suspended ceilings

b.	Energy saving light fittings

c.	Complete painting

d.	Refitting doors and windows

e.	Carpeting

f.	Tiling and fitting of hygienic facilities

g.	Building Management System according to specifications previously agreed by the Lessor and the Lessee.
7.	That the Lessee paying the rent hereby reserved and observing and performing the several covenants herein contained shall peaceably hold and enjoy the demised premises during the term hereby created without any interruption by the Lessor or any other person claiming under or in trust for the Lessor. The Lessor hereby expressly warrants and defends title to the demised premises and expressly states that it has good legal and valid title to the demised premises and shall keep the Lessee indemnified and saved harmless from all claims demands costs damages losses which may be incurred or suffered by the Lessee arising out of the title to the demised premises being defective.

8.	If the rates and taxes imposed on the demised premises increases by more than Rupees Eight Hundred Thousand (Rs.800,000/-) per annum from the date of commencement of the term herein granted or an additional tax is imposed on the demised premises as a consequence of the business carried on by the Lessee the Lessee shall be liable to pay such increase or the additional tax amount to the Lessor.

9.	I. The Lessee shall be entitled to terminate this Agreement after a period of Three (3) years from the commencement of the lease herein granted by giving Six (6) calendar month’s prior written notice to the Lessor and on such termination the Lessor shall refund to the Lessee all unutilised lease rentals paid by Lessee to the Lessor together with the said refundable deposit subject to clause 5 (19) and the provisions herein contained.
11 If

II If either party is in breach of any terms or conditions of the lease herein granted or if the Lessor is in breach of any of the terms or conditions contained in the said Lease Agreement No. 595 the aggrieved party shall be entitled to give fifteen (15) days written notice to the defaulting party to rectify such breach and at the end of such period if such breach is not rectified the aggrieved party may take steps to rectify such breach as aforesaid and in such event the defaulting party shall forthwith pay to the aggrieved party on written notification by the aggrieved party such sum of money expended by the aggrieved party to rectify such breach plus damages at Twenty (20%) per centum of the said cost for non-compliance by the defaulting party of such breach. In the event of non-payment or further breach by the defaulting party the aggrieved party shall be entitled to refer the same to an independent arbitrator as per Arbitration Act No.11 of 1995 and if the arbitration order is not given in fifteen (15) days time the aggrieved party shall be entitled to terminate the lease herein granted by giving a further fifteen (15) days written notice

10.	In the event of the Lessee being desirous of an extension of the term of occupation for a further period of five (5) years the Lessee shall Three (03) months prior to the expiration of this lease agreement notify the Lessor in writing and the Lessor shall extend the term on an agreed lease rental per square foot which shall not exceed Rs. 150 per square foot and on the same terms as herein contained. Such new agreement shall include the rights of access as set forth in clause 5(4)of this agreement.

11.	Placing of hoardings name boards shall be carried out by the Lessee with prior written approval and discussions made with the Lessor to the said demised premises morefully described in the First and Second Schedules hereto

The Lessor shall within a period of Three and a half (3 1/2) months from the date of execution of these presents complete the renovations of the demised premises. In the event of delay neglect or failure on the part of the Lessor to complete the said renovation the Lessee shall permit the Lessor to complete the said renovation within an extended period of six weeks and further if the Lessor is unable to complete the renovation during the extended period a further extension of two and a half months will be granted subject to non payment of lease rental for such period that the Lessee permits the Lessor to complete the said renovation and
Subject

ORION DEVELOPMENT (PVT) LIMITED
Virtusa (Private) Limited
[-s- ILLEGIBLE]	[-s- ILLEGIBLE]	[-s- ILLEGIBLE]	[-s- ILLEGIBLE]
Director	Director	Director	Director

[- s- ILLEGIBLE] NOTARY PUBLIC

subject to the Lessor paying the Lessee interest on the refundable deposit at the said rate of 2% over the said SLIBOR (Sri Lanka Inter Bank Offer Rate) during the period of two and a half months provided however the Lessee shall be entitled to commence business in the comlepeted section of the said building. And in the event of delay neglect or failure on the part of the Lessor to complete the said renovations on the date of expiry of such extended period the Lessee shall at its option be entitled to terminate this agreement by a notice in writing to the Lessor and the Lessor shall refund to the Lessee the refundable deposit plus interest at the said rate from the date of execution of this agreement

13.	The Lessee is permitted to move in the Lessees equipment and make necessary fittings prior to the commencement of the lease

14.	The balance 50% of the refundable deposit of one years rental deposit amounting to RUPEES FORTY SEVEN MILLION SIX HUNDRED AND TWENTY ONE THOUSAND SIX HUNDRED AND FIFTY (Rs.47,621,650/-) shall be paid by the Lessee to the Lessor in the following manner:

a) 10% shall be paid on submission and verification of Progress Report of Civil Work stage I

b) 10% shall be paid on submission and verification of Progress Report of Civil Work stage II

c) 10% shall be paid on submission and verification of Progress Report of Civil Work stage III

d) 10% shall be paid on submission and verification of Progress Report of Civil Work stage IV

e) 10% shall be paid on completion of building facade the Lessee shall be entitled to employ its own architects, engineers , quantity surveyors etc for purposes of verification of progress reports.
15.	The Lessee shall employ at its own cost its internal security guards for the points mutually agreed by the Lessor and Lessee as demarcated in the annexed document marked Y

16.	In the event of a significant portion of the demised premises or the building thereon being damaged beyond usage as a result of fire lighting explosion malicious agency strikes riots civil commotion terrorism or due to act of god other than due to an error omission or negligence of the Lessee as per clause 4 (10) the Lessee may terminate this agreement forthwith by notice to the Lessor or at its sole option to suspend this agreement by notice in writing to the Lessor for such period pending reinstatement of the demised premises to its original condition by the Lessor and in such event the obligation of the Lessee under this agreement (including payment of lease rentals) shall be deemed to be forthwith suspended and this agreement shall be revived only when the Lessee resumes the use of the demised premises for the business of the Lessee provided that the Lessee shall have the right at any time to terminate this Agreement by notice in writing to the Lessor during the said period of suspension.. The Lessor shall refund to the Lessee all unutilised lease rentals and the said refundable deposit subject to clause 5 (19) on such termination as aforesaid.
17.The/-

17.	The Lessee shall inform in writing to the lessor of any complaints regarding the Consultant employed by the Lessor on the maintenance and upgrading of the demised premises and the Lessor shall consider the complaints forthwith and remedy the complains without any delay after mutual discussion with the Lessee

18.	Both parties shall bear in equal share the lawyer’s legal fees and incidental expenses in respect of this Lease Agreement and the stamp duty shall be born by the Lessee

19.	All notices required to be served under these Presents shall be deemed to be sufficiently sent if addressed and posted by Registered Post to the Lessee and the Lessor at the above said Registered addresses and any change or changes in the respective addresses aforesaid may be given by Registered Post in like manner.
IN WITNESS WHEREOF the parties have hereunto and to three others of the same tenor and date as these presents affixed its respective common Seal at the place on the day month and year at the beginning hereof written.
THE FIRST SCHEDULE ABOVE REFERRED TO
1.	All that divided and defined allotment of land and buildings bearing Assessment No. 752 Danister de Silva Mawatha formerly Baseline Road which said allotment of land is marked LOT A in Plan No. 1187 dated 27th, 29th March 1985 and 1st and 15th April 1985 made by P. Sinnathamby Licensed Surveyor is a divided and defined portion of land from and out of the land called Umbichy Mills situated along Danister de Silva Mawatha formerly Baseline Road within the Municipality and District of Colombo Western Province and is bounded on the North by Lots D.N. & O in Plan No. 1187 and Lot 2 in Plan No. 1028 made by P. Sinnathamby Licensed Surveyor and bearing Assessment No. 752/1, Danister de Silva Mawatha on the East by Lot 2 in Plan No. 1028 and bearing Assessment No. 752/1, Daister de Silva Mawatha and Dematagoda Ela on the South by premises bearing No. G 658 Danister de Silva Mawatha and Lot B In Plan No. 1187 and on the West by Lot B in Plan No. 1187, premises bearing Assessment Nos. G 658 & G 716 Danister de Silva Mawatha Private Road and Lot N in Plan No. 1187 and containing in extent Six Acres Thirteen Decimal Seven Five Perches (A6-R0-P13.75) and registered in A 850/71 at the Colombo District Land Registry.
According to a more recent survey the above said Lot A is morefully described as follows.
All that divided and defined allotment of land marked Lot X (Part) depicted in Plan No. 1969 dated 23rd March 1988 made by P. Sinnathamby Licensed Surveyor (being a resurvey of Lot A in survey plan No. 1187 dated 27th, 29th
March/-

March 1985 and 1st and 15th April 1985 made by P. Sinnathamby Licensed Surveyor) presently bearing assessment No. 752 and formerly No 752 (part of) situated along a road off Danister De Silva Mawatha formerly Baseline Road in the Dematagoda Ward No. 29 in the Palle Pattu of Salpiti Korale within the administrative limits of Colombo Municipal Council Colombo Western Province and which said Lot X is bounded on the North by Lot 6 (Approved private Road 40 feet wide) hereof and Lot 2 in plan No. 1028 bearing assessment No. 752/1 Danister De Silva Mawatha on the East by Lot 2 in plan No. 1028 bearing assessment No. 752/1 Danister De Silva Mawatha and Dematagoda Ela on the South by Premsies bearing Assessment No. G658 Danister De Silva Mawatha and Lot Y hereof on the West by Lot Y hereof premises bearing assessment No. G658 Danister de Silva Mawatha Private Road and premises bearing assessment G716 Danister De Silva Mawatha and Lot 2 in plan No. 1028 bearing assmt.752/1 Danister De Silva Mawatha and containing in extent Six Acres Thirteen Decimal Seven Five Perches (A6-RO-P13.75) according to the said Plan No. 1969.
THE SECOND SCHEDULE ABOVE REFERRED TO :-
Together with the right to use the following Road Reservations :
02.	All that divided and defined allotment of land marked Lot 2 (Reservation for a Private Street) depicted in Plan No. 873 dated 6-4-1964 made by S. Singanayagam Licensed Surveyor and Leveller of the land called Umbichy Mills situated along Baseline Road aforesaid and which said Lot 2 is bounded on the North East by Lot 1 in Plan No. 873 South East by Lot 1 in Plan No. 873 South West by Lot 4 in Plan No. 873 on the South East by Lot 1 in Plan No. 873 on the South West by Lot 4 in Plan No. 873 and on the North West by Lot 1 in Plan No. 873 and containing in extent Thirty Eight perches (A0-R0-P38.0) and registered in volume A 640/257 at the Colombo Land Registry.

03.	All that divided and defined allotment of land marked Lot 4 (Reservation for a Road) of the land called Umbichy Mills bearing assessment No.736, 750/1 and 752/10 Baseline Road situated along Baseline Road aforesaid and which said Lot 4 is bounded on the North East by Lots 1 and 2 in Plan No.873 on the South East by Lots 1 and 3 in Plan No.873 on the South West by Lots 5 & 6 in Plan No.873 and Baseline Road and on the North West by Lot 5 in Plan No.873 Baseline Road and Lot 7 in Plan No.873 and containing in extent One Rood Twenty Eight (A0 Rl P28) and registered in volume A 638/250 at the Land Registry Colombo.

04.	All that divided and defined allotment of land marked Lot 7 (Road) of the land called Umbichy Mills situated along Baseline Road aforesaid and which

which said Lot 7 in bounded on the North East by premises now bearing assessments Nos.758/3, 758/4, 758/5, 758/6 and 760 Baseline Road and Lot 4 in Plan No.873 on the South East by Lot 4 No.873 on the South West by Baseline Road and on the North West by Baseline Road and premises now bearing assessments Nos.758/3, 758/4, 758/5, 758/6 and 760 Baseline Road and containing in extent Eighteen Decimal Five Perches (A0 R1 P18.5) and registered in volume A 638/249 at the Land Registry Colombo.
Together with a further right of way over a new Road Reservation now in use marked Lot 6 in Plan No. 1969 dated 27th, 29th March 1985 and 1st April 1985 made by P. Sinnathamby Licensed Surveyor and containing in extent One Rood Seventeen Decimal Six Nought Perches (A0-R1-P17.60) as per the said Plan No. 1969.
The Common Seal of the said
ORION DEVELOPMENT PVT LTD
Is hereto affixed in the presence of

1.

2.

Who do hereby attest the sealing thereof		ORION DEVELOPMENT (PVT) LIMITED

W I T N E S S E S :-		[- s- ILLEGIBLE]	[- s- ILLEGIBLE]
		Dirctor	Director
1.	[ILLEGIBLE]

2.	[ILLEGIBLE]

The Common Seal of the said
VIRTUSA (PRIVATE) LIMITED
Is hereto affixed in the presence of

1.		Virtusa (Private) Limited

2.		[- s- ILLEGIBLE] Director	[- s- ILLEGIBLE] Director

Who do hereby attest the sealing thereof

W I T N E S S E S :-

1.

2.	[ILLEGIBLE]
[- s- ILLEGIBLE] NOTARY PUBLIC